July 31, 2006

Alpharma Reports EPS From Continuing Operations of $0.32
Versus Year Ago Results of $0.12
Revenue Grows 16%

Fort Lee, NJ   July 31, 2006    Alpharma Inc. (NYSE:ALO), a global specialty pharmaceutical company, announced second quarter 2006 diluted earnings per share ("EPS") from continuing operations of $0.32 compared to $0.12 in the second quarter of 2005. Including discontinued operations related to the company's divested generics business, EPS in the second quarter of 2006 was $0.30 versus $0.38 a year ago.

Second quarter 2006 revenues increased $21.6 million or 16% versus 2005 to $159.2 million, driven primarily by 55% revenue growth in the company's Branded Pharmaceuticals ("BP") business. Operating income in the second quarter of 2006 was $23.3 million and includes $6.4 million ($0.08 EPS) of one-time charges related to the recent retirement of the company's Chief Executive Officer, and costs for the retention of senior management and the discontinuance of the company's performance unit plan; partially offset by an insurance recovery of $1.1 million. Excluding these items, operating income in the second quarter was $29.7 million compared to $22.6 million in 2005 and the operating margin was 18.6% compared to 16.4% in 2005. Research and development spending increased 13% in the quarter primarily due to increased spending related to clinical trials for the company's next generation abuse-deterrent KADIAN® product. Second quarter 2006 results include net interest income of $4.0 million compared to interest expense of $10.9 million in the second quarter of 2005.

"The company's operations performed solidly in the second quarter, with continued significant year over year growth in our Branded Pharmaceuticals business," commented newly appointed President, and Chief Executive Officer, Dean Mitchell. "Our ongoing Phase II clinical trial for our abuse-deterrent KADIAN® product is on track to conclude late in the third quarter of 2006, and we are targeting commencement of Phase III activity in the fourth quarter of this year. Our API and AH businesses continue to make progress on their new product initiatives with product launches planned for the second half of 2006".

"I joined Alpharma in early July 2006 and am impressed with the company's strong position in each of its businesses, and the experience of its management team. We are currently undertaking a strategic review in order to design a plan to leverage the company's strengths and increase shareholder value, and look forward to communicating company direction over the coming months."

The company generated free cash flow of $14 million in the second quarter and at June 30, 2006, had cash and cash equivalents of $383 million. In January 2006, the company repaid all its outstanding debt and at June 30, 2006 had no outstanding debt.

Second Quarter 2006 Business Review

Branded Pharmaceuticals: Revenues of the company's branded product, KADIAN®, increased 55% to $36.3 million in the second quarter of 2006 compared to $23.5 million in 2005. KADIAN® revenue growth is primarily due to increased prescription levels.

Second quarter 2006 KADIAN® prescriptions(1) grew 24.6% versus the second quarter of 2005, and 1.8% compared to the first quarter of 2006. KADIAN® market share in the long-acting opioid market remained stable in the first half of 2006 compared to the fourth quarter of 2005 despite the impact of Medicare Part D and the expanded penetration of generics in competitive products. The company anticipates market share to expand in the second half of 2006 as a result of managed care and targeted physician programs.

Operating margins in the second quarter of 2006 increased to 31.7% from 9.8% in the second quarter of 2005 due primarily to increased volume, partially offset by $2.0 million of increased research and development investment related to line extensions and the abuse-deterrent pain product development programs. Year-to-date incremental spending related to abuse-deterrent pain product development programs was approximately $4 million.

BP continues to target the completion of its Phase II clinical trial for KADIAN® NT in late third quarter of 2006, and to commence Phase III activities in the fourth quarter of 2006. The business is also working toward line extensions to its current KADIAN® product offering, as well as evaluating complementary products through business development activities.

(1) Source: Monthly Wolters Kluwer Health data

Active Pharmaceutical Ingredients: API second quarter revenues increased 9% to $39.8 million in 2006 compared to $36.4 million in 2005. Revenues increased in 2006 principally due to increased sales of vancomycin, and sales of $4.3 million to the generics business which was divested in 2005. Prior to the sale of the company's generics business, these sales were intercompany in nature and eliminated in consolidation. These items were partially offset by lower polymyxin revenues. Polymyxin revenues were lower due to the geographic mix of customer orders.

Operating income in the second quarter of 2006 was $11.2 million versus $15.4 million a year ago, and margins in the second quarter of 2006 were 28.1% versus 42.3% a year ago. Margins in the second quarter of 2006, excluding sales to the divested generics business, were 31.3%. The operating income and margin decrease is largely due to the geographic mix of polymyxin volumes.

API is targeting the launch of three new products in non-regulated markets in the second half of 2006: fluticasone, mupirocin acid, and teicoplanin. On June 8, 2006, the company announced that it had reached an agreement with Hisun Pharmaceutical Co., Ltd. that, subject to regulatory approvals, will enable it to double the manufacturing capacity of one of its current major products, vancomycin. Finally, one of this business's key expansion initiatives is forward integration into the injectable finished product form of several of its APIs, and construction is currently underway at API's manufacturing site in Copenhagen, Denmark to develop this capacity.

Animal Health

Second quarter revenues increased 4% to $82.6 million compared to $79.8 million in 2005. Revenue growth was primarily driven by strong sales in the U.S. livestock market and Europe. Global sales of poultry products in the second quarter of 2006 were comparable to 2005 levels.

Operating income in the second quarter of 2006 was $16.4 million versus $15.4 million a year ago, and margins were 19.9% in the second quarter of 2006 versus 19.3% in the second quarter of 2005. Continued strong margins are a reflection of the strength of global demand for poultry and livestock, as well as the positive impact of productivity programs.

In the first half of 2006, AH launched two new products (Poultry Sulfa and Teat Dip) and is targeting five new product launches for the full year 2006. In 2006, AH targeted fifteen approvals to enable it to sell existing products in new regions to support its program of geographic expansion, and through June 30, 2006 received ten of these approvals, primarily in Latin America, Asia and the Middle East. AH also has received five approvals for new indications and product combinations for existing products versus a full year target of three.

Second Quarter Comparison of Other Consolidated Income Statement Items Related to Continuing Operations

Selling, general and administrative expenses increased $10.5 million to $64.4 million, due primarily to $6.4 million of one-time charges related to the recent retirement of the company's Chief Executive Officer ($4.4 million), and costs for the retention of senior management and the discontinuance of the company's performance unit plan ($3.1 million); partially offset by an insurance recovery ($1.1 million). Second quarter 2006 results include $0.6 million of ongoing stock option expense. The company has also increased its operational infrastructure to support its growth initiatives in its business segments.

Research and development expense increased $0.9 million in the quarter due to spending related to Branded Pharmaceuticals new product activity.

Interest income (expense), net was $4.0 million of income in 2006 versus expense of $10.9 million in 2005. The change is due to the repayment of all debt in January 2006, and investment income earned on cash balances in 2006.

Other income (expense), net was $0.3 million of expense in 2006 compared to income of $1.1 million in 2005.

The company's effective tax rate in the second quarter of 2006 remained at 35%.

2006 Outlook

The company reaffirms its previous guidance of full year 2006 EPS from continuing operations in the range of $1.25 - $1.35. The company continues to expect $15 to $20 million of spending related to abuse-deterrent pain product development programs, with most of this expense concentrated in the second half of 2006. This outlook is based on assumptions outlined in the company's March 13, 2006 fourth quarter 2005 earnings press release and excludes first quarter 2006 charges related to the prepayment of debt. The outlook includes $13 million ($0.16) of one-time charges related to the recent retirement of the company's Chief Executive Officer, and costs for the retention of senior management and the discontinuance of the company's performance unit plan.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding Alpharma's results as determined by U.S. Generally Accepted Accounting Principles (GAAP), the company also discloses certain non-GAAP information which management utilizes in its analysis of its business and which it believes also provides useful information to investors. Within this press release, the company has disclosed the impact one-time charges and other items on the results of operations. The company discloses these items to assist the reader in understanding the impact of these items on the company's financial results and the earnings generated by operations that the company believes can be more meaningfully compared with prior periods and forecasts.

Statements made in this release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to future financial expectations, involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The 2006 outlook assumes no material adverse event contemplated by the risk factors described in the Company's SEC filings. Information on other significant potential risks and uncertainties not discussed herein may be found in the Company's filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2005.

Alpharma press releases are also available at our website: http://www.alpharma.com.

The company's Business Conduct Guidelines are available on the company's website at www.Alpharma.com by clicking first on the "About Alpharma" tab and then on the "Our Business Guidelines" tab, and in print, without charge, to any Stockholder requesting a copy in writing to "Investor Relations" at the company's offices in Fort Lee, New Jersey.

Alpharma Inc. (NYSE: ALO) is a global specialty pharmaceutical company with leadership positions in products for humans and animals. Alpharma is presently active in more than 60 countries. Alpharma has a growing branded franchise in the chronic pain market with its morphine-based extended release KADIAN® product. In addition, Alpharma is among the world's leading producers of several specialty pharmaceutical-grade bulk antibiotics and is internationally recognized as a leading provider of pharmaceutical products for poultry and livestock.

If you would like to receive Alpharma press releases via email please contact: investorrelations@alpharma.com.

Alpharma management will hold a conference call to discuss second quarter 2006 results at 8:30 A.M Eastern Daylight Time on Tuesday, August 1, 2006. A presentation which management will refer to on the call is available at www.Alpharma.com. The call will be open to all interested parties and may be accessed by using the following information:

CONFERENCE CALL ACCESS

Domestic Dial In: (800) 374-0147
International Dial In: (706) 634-5431
Conference ID: 2908802

Investors can access the call in a "listen only" mode via the Internet at http://www.streetevents.com or http://www.companyboardroom.com.

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from August 1, 2006 at 12:00 PM Eastern Daylight Time until August 8, 2006 at midnight. The rebroadcast may be accessed on the Internet at http://www.streetevents.com or by telephone using the following information:

REBROADCAST ACCESS
Domestic Dial In: (800) 642-1687
International Dial In: (706) 645-9291
Participant Code: 2908802

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Alpharma Inc.
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Total revenue	$159,196	$137,639	$318,176	$261,732
Cost of sales	63,194	53,713	125,991	104,128
Gross profit	96,002	83,926	192,185	157,604
Selling, general and administrative expenses	64,401	53,938	125,605	103,055
Research and development	8,304	7,378	16,297	13,961
Operating income	23,297	22,610	50,283	40,588
Interest income (expense), net	4,002	(10,908)	6,829	(24,363)
(Loss) on extinguishment of debt	--		(19,415)	(1,884)
Other income (expense), net	(265)	1,065	391	188
Income from continuing operations, before income taxes	27,034	12,767	38,088	14,529
Provision for income taxes	9,462	6,338	13,331	19,812
Income (loss) from continuing operations	17,572	6,429	24,757	(5,283)

Discontinued operations, net of taxes:
Income from discontinued operations	--	13,597	1,531	34,123
Gain (loss) from disposals	(1,278)	--	23,440	--
Income (loss) from discontinued operations	(1,278)	13,597	24,971	34,123

Net income	$16,294	$20,026	$49,728	$28,840

Average common shares outstanding:
Basic	53,944	52,377	53,733	52,366
Diluted	54,477	52,627	54,276	52,597

Earnings (loss) per common share:
Basic
Income (loss) from continuing operations	$ 0.33	$0.12	$0.46	$(0.10)
Income (loss) from discontinued operations	$(0.03)	$0.26	$0.47	$ 0.65
Net Income	$ 0.30	$0.38	$0.93	$ 0.55

Diluted
Income (loss) from continuing operations	$ 0.32	$ 0.12	$0.46	$(0.10)
Income (loss) from discontinued operations	$ (0.02)	$ 0.26	$0.46	$ 0.65
Net Income	$ 0.30	$ 0.38	$0.92	$ 0.55

Dividends per common share	$ 0.045	$0.045	$0.09	$0.09

ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

Three Months Ended June 30,	Revenues		Operating income (loss)
	2006	2005	2006	2005
Branded Pharmaceuticals	$36.3	$23.5	$11.5	$2.3
Operating Margin			31.7%	9.8%
Active Pharmaceutical Ingredients	39.8	36.4	11.2	15.4
Operating Margin			28.1%	42.3%
Animal Health	82.6	79.8	16.4	15.4
Operating Margin			19.9%	19.3%
Unallocated and Eliminations	0.5	(2.1)	(15.8)	(10.5)

Total	$159.2	$137.6	$23.3	$22.6
Operating Margin			14.6%	16.4%

ALPHARMA INC.
Operating Results by Segment (Unaudited)
(in millions)

Six Months Ended June 30,	Revenues		Operating income (loss)
	2006	2005	2006	2005
Branded Pharmaceuticals	$68.9	$41.9	$19.3	$3.0
Operating Margin			28.0%	7.2%
Active Pharmaceutical Ingredients	85.0	71.4	27.7	29.9
Operating Margin			32.6%	41.9%
Animal Health	164.3	154.3	33.4	29.2
Operating Margin			20.3%	18.9%
Unallocated and Eliminations	0.0	(5.8)	(30.1)	(21.5)

Total	$318.2	$261.7	$50.3	$40.6
Operating Margin			15.8%	15.5%

ALPHARMA INC.
Consolidated Condensed Balance Sheet
(In thousands)

	June 30, 2006 (unaudited)	December 31, 2005
Cash and cash equivalents	$ 383,392	$ 800,010
Other current assets	239,038	237,037
Non-current assets	570,910	586,336
Total assets	$1,193,340	$ 1,623,383

Current liabilities, excluding debt	$ 165,947	$ 248,588
Total debt	--	416,669
Deferred taxes and other non-current liabilities	41,811	40,048
Stockholders' equity	985,582	918,078
Total liabilities and stockholders' equity	$1,193,340	$1,623,383